November 5, 2014
Media Contact:  Cynthia Messina, Las Vegas, NV (702) 876-7273
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
ANNOUNCES THIRD QUARTER 2014 RESULTS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) recorded net income of $0.04 per share for the third quarter of 2014, compared to a net loss of $0.06 per share for the third quarter of 2013.  Consolidated net income was $2.0 million for the third quarter of 2014, compared to a consolidated net loss of $2.9 million for the prior-year quarter.  Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.

According to Jeffrey W. Shaw, Chief Executive Officer, “Operating results for the third quarter improved over the same quarter in the prior year primarily due to a record quarterly contribution from NPL, our construction services subsidiary.  NPL posted quarterly earnings of $13.4 million on revenues of $206 million.  The accumulation of delayed work resulting from adverse weather conditions in the first quarter has been substantially completed.”  Shaw added, “Results for the natural gas segment improved slightly as incremental margin from the California rate case, coupled with relatively flat operating expenses, offset higher interest expense.”  Shaw concluded by saying, “We recently completed the acquisition of Link-Line, W. S. Nicholls, and Brigadier Pipelines.  This acquisition will expand the customer base, geographic scope, and technical service offerings of the construction services business.  The combination of NPL and the acquired companies will create one of the largest underground natural gas distribution contractors in North America.  This acquisition, coupled with several ongoing regulatory

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initiatives, makes this a very exciting time for our Company and we are focused on the execution of these opportunities.”

For the twelve months ended September 30, 2014, consolidated net income was $140 million, or $3.01 per basic share, compared to $150 million, or $3.25 per basic share, during the twelve-month period ended September 30, 2013.  Contribution from both operating segments declined between twelve-month periods with construction services $7.2 million lower.  At NPL, the current-year period includes expense of approximately $2.7 million associated with a legal settlement recognized in late 2013, $1.4 million of transaction costs related to the business acquisition completed in October 2014, and higher general and administrative expenses associated with changes implemented to match NPL’s increased size and complexity.  The prior-year period at NPL included $3 million of incremental revenue associated with approved change orders on a fixed-price project.
Natural Gas Operations Segment Results
Third Quarter
Operating margin, defined as operating revenues less the cost of gas sold, increased $6 million between quarters including approximately $5 million of rate relief in California due to the recent California general rate case.  New customers contributed $1 million in operating margin during the third quarter of 2014, as approximately 29,000 net new customers were added during the last twelve months.

Operating expenses for the quarter were relatively flat compared to the third quarter of 2013 as additional property taxes and higher depreciation expense resulting from

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additional plant in service were substantially offset by declines in employee-related costs, including pension expense.

Other income, which principally includes changes in the cash surrender values of company-owned life insurance (“COLI”) policies and non-utility expenses, decreased approximately $2.2 million between quarters.  The current quarter reflects COLI policy cash surrender value decreases of $300,000 net of death benefits recognized, while the prior-year quarter included $2.5 million in COLI-related income.  Net interest deductions increased $2.4 million between quarters, primarily due to the issuance of $250 million of long-term debt in the fourth quarter of 2013.

Twelve Months to Date
Operating margin increased $18 million between periods including $9 million of combined rate relief.  Customer growth contributed $8 million toward the increase. The remainder of the increase was from customers outside the decoupling mechanisms and other miscellaneous revenues.

Operating expenses increased $22.6 million, or 4%, between periods primarily due to higher general costs (including a $5 million legal accrual in the first quarter of 2014) and a $10.8 million increase in depreciation and amortization expense due largely to plant additions.

Other income increased $967,000 between periods.  Increases in COLI policy cash surrender values, including net death benefits recognized, were $7.2 million in the

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current twelve-month period and $9.2 million in the prior twelve-month period.  COLI-related income in both periods was significantly higher than expected, reflecting strong returns on investments underlying the policies.  Interest income increased $1.4 million between periods primarily due to a higher purchased gas adjustment balance receivable in 2014.  In addition, Arizona non-recoverable pipe replacement costs were $859,000 lower in the current twelve-month period as this pipe replacement activity was substantially completed in 2012.  Net interest deductions increased $7.4 million between twelve-month periods, primarily due to interest costs associated with the issuance of debt in the fourth quarter of 2013.

Southwest Gas Corporation provides natural gas service to 1,912,000 customers in Arizona, Nevada, and California.
This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, customer growth rates, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, the earnings impact of NPL’s recent acquisition, results of NPL fixed-price contracts, and the impacts of stock market volatility.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED SEPTEMBER 30,	2014	2013

Consolidated Operating Revenues	$432,475	$387,346

Net Income (Loss)	$1,970	$(2,864)

Average Number of Common Shares Outstanding	46,513	46,337

Earnings (Loss) Per Share	$0.04	$(0.06)

Diluted Earnings (Loss) Per Share	$0.04	$(0.06)

NINE MONTHS ENDED SEPTEMBER 30,	2014	2013

Consolidated Operating Revenues	$1,494,024	$1,412,425

Net Income	$82,380	$88,017

Average Number of Common Shares Outstanding	46,485	46,306

Basic Earnings Per Share	$1.77	$1.90

Diluted Earnings Per Share	$1.76	$1.88

TWELVE MONTHS ENDED SEPTEMBER 30,	2014	2013

Consolidated Operating Revenues	$2,032,381	$1,900,991

Net Income	$139,683	$150,410

Average Number of Common Shares Outstanding	46,451	46,265

Basic Earnings Per Share	$3.01	$3.25

Diluted Earnings Per Share	$2.98	$3.22

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED		TWELVE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,		SEPTEMBER 30,
	2014	2013	2014	2013	2014	2013

Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$(11,452)	$(11,939)	$62,945	$69,317	$117,797	$121,327
Contribution to net income - construction services	13,422	9,075	19,435	18,700	21,886	29,083
Net income (loss)	$1,970	$(2,864)	$82,380	$88,017	$139,683	$150,410

Basic earnings (loss) per share	$0.04	$(0.06)	$1.77	$1.90	$3.01	$3.25
Diluted earnings (loss) per share	$0.04	$(0.06)	$1.76	$1.88	$2.98	$3.22

Average outstanding common shares	46,513	46,337	46,485	46,306	46,451	46,265
Average shares outstanding (assuming dilution)	46,966	-	46,928	46,732	46,904	46,704

Results of Natural Gas Operations
Gas operating revenues	$226,027	$195,031	$983,999	$927,500	$1,356,653	$1,267,025
Net cost of gas sold	72,987	47,746	362,349	317,742	480,608	409,361
Operating margin	153,040	147,285	621,650	609,758	876,045	857,664
Operations and maintenance expense	93,389	95,981	293,417	288,003	390,328	379,621
Depreciation and amortization	50,533	48,427	152,540	144,492	201,896	191,099
Taxes other than income taxes	11,835	11,153	34,256	34,021	45,786	44,684
Operating income (loss)	(2,717)	(8,276)	141,437	143,242	238,035	242,260
Other income (deductions)	442	2,663	4,902	8,174	8,989	8,022
Net interest deductions	17,159	14,780	51,445	45,344	68,656	61,224
Income (loss) before income taxes	(19,434)	(20,393)	94,894	106,072	178,368	189,058
Income tax expense (benefit)	(7,982)	(8,454)	31,949	36,755	60,571	67,731
Contribution to net income (loss) - gas operations	$(11,452)	$(11,939)	$62,945	$69,317	$117,797	$121,327

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
SEPTEMBER 30, 2014

FINANCIAL STATISTICS
Market value to book value per share at quarter end	155%
Twelve months to date return on equity -- total company	9.7%
-- gas segment	8.7%
Common stock dividend yield at quarter end	3.0%
Customer to employee ratio at quarter end (gas segment)	876 to	1

GAS OPERATIONS SEGMENT
Authorized
Authorized	Authorized	Return on
Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,070,117	8.95%	9.50%
Southern Nevada	825,190	6.52	10.00
Northern Nevada	115,933	7.88	9.30
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	84,717	9.47	12.00

(1) Estimated amounts based on 2010 rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
NINE MONTHS ENDED	TWELVE MONTHS ENDED
SEPTEMBER 30,	SEPTEMBER 30,
(In dekatherms)	2014	2013	2014	2013
Residential	46,970,931	56,063,787	65,039,826	70,487,109
Small commercial	20,731,310	22,161,537	28,374,278	28,756,989
Large commercial	7,211,706	7,792,496	9,695,271	10,270,799
Industrial / Other	2,285,742	4,236,708	3,070,083	5,444,748
Transportation	67,868,218	78,072,005	93,587,810	102,462,559
Total system throughput	145,067,907	168,326,533	199,767,268	217,422,204

HEATING DEGREE DAY COMPARISON
Actual	1,000	1,397	1,521	1,827
Ten-year average	1,322	1,363	1,834	1,879

Heating degree days for prior periods have been recalculated using the current period customer mix.